Exhibit 99.2

FOR IMMEDIATE RELEASE                                     Contact: John L. Hobey
April 30, 2001                                                    (804) 228-5600


                        Open Plan Systems, Inc. Announces
                         Hiring of Executive Search Firm

         RICHMOND,  VIRGINIA (April 30, 2001) - Open Plan Systems, Inc. (Nasdaq:
PLANE), the largest independent remanufacturer of work stations in the United States, announced today that it has engaged Heidrick & Struggles International, Inc., an international executive search firm, to conduct a national search for a new Chief Executive Officer. The new Chief Executive Officer will replace John
L. Hobey, who will be retiring. Mr. Hobey will continue to serve as Chief Executive Officer of the Company until his successor has been named by the Board of Directors. To assist in an orderly transition, Mr. Hobey has agreed to remain with the Company as a consultant for an unspecified period of time following the employment of the new Chief Executive Officer.

         "The Board expresses its thanks to Jack Hobey for his leadership and contributions to Open Plan during his tenure as Chief Executive Officer and are pleased to entrust the search for our next Chief Executive Officer to Heidrick & Struggles," said Anthony F. Markel, Open Plan's Chairman. "We believe that Heidrick & Struggles has the knowledge, reputation and familiarity with our business necessary to find an individual with substantial management and sales experience who, working with our management team, can lead the Company to improved performance."

         Open Plan Systems, Inc. remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.